Exhibit 99.1


       Dell to Complete Acquisition of Dell Financial Services

    ROUND ROCK, Texas--(BUSINESS WIRE)--Dec. 20, 2007--Dell has exercised its option to purchase CIT's 30 percent interest in Dell Financial Services (DFS) and plans to complete the purchase by the end of calendar year 2007, making it the sole owner of the financial services company. Dell currently owns 70 percent of DFS, which provides financing solutions including loans, leases, and revolving credit for consumers, small business and commercial customers.

    The purchase price will be $306 million and the acquisition is not expected to have a material impact on Dell's results of operations or cash flows since it has included DFS in its consolidated financial statements since the third quarter of Fiscal Year 2004.

    Completing the integration furthers Dell's strategy to extend to customers a full range of financial and leasing services. Through
DFS, Dell customers have direct and flexible ways to purchase, lease and responsibly retire Dell technology.

    About Dell

    Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.


    CONTACT: Dell Inc.
             Media Contacts:
             Colleen Ryan, 512-728-3863
             colleen_ryan@dell.com
             or
             David Frink, 512-728-2678
             david_frink@dell.com
             or
             Investor Relations Contacts:
             Lynn Tyson, 512-723-1130
             lynn_tyson@dell.com